USPB NEWS
Volume 6, Issue 4                                                                                                                                    October 2004

Total grid premiums were second highest in USPB's history
LLC Conversion Ends Successful Year

By Steve Hunt, USPB CEO

 Fiscal 2004 will be remembered as a dynamic year for both our industry and USPB. The effects of a single case of BSE, including the loss of export markets, in addition to the closing of the Canadian border to live cattle, had significant impacts on our cattle and meat markets. As a result, processing margins were pressured, especially in the fourth quarter. However, during the first full year of operations as the majority owner of National Beef, we witnessed the accretive nature of our acquisition as USPB earnings remained strong.
  Fiscal 2004 will also be known as the year U.S. Premium Beef converted from a cooperative to a limited liability company (LLC). This decision was the culmination of over a year of work on the part of the Board and management to develop a structure that would better serve our unitholders today and into the future as we continue on our path toward growth and development. We believe this change will provide added unitholder flexibility, liquidity and better position USPB to take advantage of opportunities in this competitive and consolidating industry.

In fiscal 2004, USPB members received the largest quality grade premium and the second highest average per head premium in the company's history.

 But we must not lose site of the fact that in fiscal 2004, USPB's fundamental member benefits-quality-based grid premiums, solid return on investment and individual carcass data-remained the focus of both our members and the company. During fiscal 2004, USPB members received the largest quality grade grid premiums in the company's history. As a result, last year our members earned the second highest average per head grid premium, $21.28, and the second largest total grid premiums, more than $12.15 million, since the company's beginning in 1997.
  Those results were accomplished in spite of market conditions that encouraged selling cattle greener and on the cash market. However, non-shareholders leased more shares from USPB shareholders through USPB during fiscal 2004 than in fiscal 2003. They were rewarded for doing so-averaging nearly $30 per head in grid premiums on their cattle.
  With over six years of experience and conditions that reduced market access concerns in fiscal 2004, it is easy to take for granted the guaranteed market access USPB provides along with the unique delivery and carcass data systems we have developed.
  USPB purchased more than 7,500 lots of cattle out of nearly 400 feedlots in 11 states during fiscal 2004. We also collected and dispersed individual animal data on every animal delivered.
  The commitment of USPB members to deliver superior product remains a decisive advantage for our processing company. USPB's producer ownership and the commitment that goes with that ownership puts us in a leadership position as the industry and consumer markets worldwide look more and more at individual identification and source verification programs. That is an advantage that will serve our company well in the coming years as we strategically move to meet the demands of today's consumers around the world.
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 Did You Know...
USPB now has more than 1,900 members from 36 states who have marketed cattle through the company.
Through the end of fiscal 2004, USPB has paid over $76 million in grid premiums to its members.
Please call us at 866-877-2525 if you receive more than one copy of the NEWS so we can update our mailing list.

Quality grade premium was record high
A Summary of Fiscal 2004 Grid Performance

 By Brian Bertelsen, Director of Field Operations

 Fiscal year 2004 was another record-setting year for U.S. Premium Beef (USPB) grid performance. Once again, a new record was set for quality grade premium. During each of our seven fiscal years, we have set a new record high quality grade premium. Table 1 lists the premiums by quartile for the last three fiscal years. Quality grade premiums continue to be the largest portion of premiums USPB members receive on our value-based grid. The incentives in place originally remain today-greater premiums are still available for higher quality grading carcasses.
  While the percent Prime, Choice and Certified Angus Beef® carcasses delivered by USPB members decreased in fiscal 2004, USPB cattle maintained a similar superiority to industry-wide cattle, based on USDA data, as in past years. USPB members did deliver a record larger number of National Angus Beef™ (NAB) carcasses in fiscal 2004.

 Table 1.  Premiums Paid By Quartile

	Fiscal 2002	Fiscal 2003	Fiscal 2004
Overall Premium	$22.39	$15.89	$21.28
Top 75% Premium	$30.37	$25.32	$32.81
Top 50% Premium	$36.95	$33.48	$43.83
Top 25% Premium	$45.86	$45.30	$61.62

  The fact that we experienced a record Choice/Select spread and record premiums for Prime, CAB, and NAB contributed to the record quality grade premiums paid in fiscal 2004. This meant that high quality grading groups of cattle received even higher grid premiums.  As a result, new records were set for the top 75%, top 50% and top 25% of USPB lots which had higher average quality grades.
  Overall premiums averaged $21.28 per head and were the second highest on record. As mentioned, this was driven by the higher quality grade premiums, but it is important to note that improvements in premiums and discounts were made in every category including yield, yield grade, and outweights compared to last year.
  Once again, for the seventh year in a row, members delivered a record percentage of black-hided cattle. In order for a carcass to qualify for CAB or NAB premiums, it must be predominantly black-hided.
  Yield premiums were also the second highest in company history. Outweight discounts decreased significantly from last year's record high, resulting in the second smallest discount in five years. Outweight discounts apply to carcasses weighing 575 pounds or less and 1,000 pounds or over.
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Choice/Select Spread Lags Average Level

 USDA's Choice/Select spread continues to lag the five-year average. However, USPB grid premiums have remained strong during the first quarter of fiscal 2005 with the top 75% of USPB cattle averaging nearly $25 per head in premiums above the cash market.

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

This newsletter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC's future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef, Inc. through the Securities and Exchange Commission's Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.